EXHIBIT 99.1

                                                           RE:  NN, Inc.
                          2000 Waters Edge Drive
                                                                                   Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	212-827-3773

FOR IMMEDIATE RELEASE
May 5, 2011

NN, INC. REPORTS RECORD EARNINGS FOR 2011 FIRST QUARTER

•	First quarter revenues up 30.4%, or $26.0 million due to continued strong global demand for Company’s products
•	Net income of $5.5 million, or $0.33 per diluted share includes $2.2 million of loss, or $0.13 per diluted share from Whirlaway operation due to start-up costs
•	Revenues for full year 2011 now forecasted at $420 million to $425 million

Johnson City, Tenn, May 5, 2011 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the first quarter ended March 31, 2011.  Net sales for the first quarter of 2011 rose $26.0 million or 30.4% to $111.3 million, compared to $85.3 million for the same period of 2010.  The increase was due primarily to increased demand of approximately $21.4 million for the Company’s products, particularly in the industrial and automotive end markets.  Price increases and raw material pass through accounted for another $5.0 million of the increase.  This increase was slightly offset by the negative impact of foreign currency exchange of approximately $0.4 million.

Net income for the first quarter of 2011 of $5.5 million, or $0.33 per diluted share included approximately $2.2 million, or $0.13 per diluted share, in loss associated with start-up costs in four major new programs in our Precision Metal Components segment.  Net income from normal operations in the first quarter of 2011 was also $5.5 million, or $0.33 per diluted share, compared to net income from normal operations of $1.3 million, or $0.08 per diluted share for the same period in 2010.  Net income from normal operations for the first quarter of 2011 excluded the recording of an after-tax gain from the deconsolidation of our bankrupt German subsidiary of $0.8 million and the recording of after-tax foreign currency losses on intercompany loans of $0.8 million.

James H. Dorton, Senior Vice President and Chief Financial Officer commented, “For the first quarter of 2011, we recorded revenues of $111.3 million, an increase of $26.0 million, or 30.4% over the first quarter of 2010.  The strong customer demand for our products that we experienced in 2010 continued into the first quarter of 2011 and currently we expect this strong demand to continue throughout 2011.”

Mr. Dorton continued, “As a percentage of net sales, cost of goods sold for the quarter increased slightly to 81.1% from 80.8% for last year’s first quarter.  Due to increased revenues and our aggressive cost reduction initiatives, we were able to favorably leverage production efficiencies.  However, we also recorded losses related to start-up costs of approximately $2.2 million associated with new programs in our Precision Metal Components segment during the first quarter of 2011.  Without the negative effect of these start-up costs, cost of goods sold as a percentage of sales would have been 79.1%.”

“Selling, general and administrative expenses were $8.0 million, or 7.2% of net sales for the first quarter of 2011, compared to $7.9 million, or 9.2% of net sales for the first quarter of 2010.  During the quarter, we were successful in keeping our SG&A expenses flat while adding over 30% to the revenue line. This resulted in a 2.0% decrease as a percentage of sales in our SG&A expenses, compared to the first quarter of 2010.  We will continue to aggressively manage these costs in order to avoid adding permanent increases to our cost structure as sales volumes increase.”

“Our debt, net of cash, was $87.7 million at March 31, 2011, an increase of $19.9 million over the December 31, 2010 amount of $67.8 million.  The increase in net debt for the first quarter is due to an increase in working capital needs from higher accounts receivable levels generated by the increase in sales during the quarter and the timing of collections as well as the timing of the payment of accounts payable balances relative to the end of the year.  This situation is typical of past years; we still fully expect to pay down debt while funding our capital projects during the remainder of the year with increased cash flows from operations.  As of March 31, 2011, we had spent approximately $3.8 million, or 16.5% of our planned capital budget of $23.0 million for the year.”

Mr. Dorton concluded, “On January 20th of this year we announced that we were ceasing company manufacturing operations at our German manufacturing facility, Kugelfertigung Eltmann GmbH (“Eltmann”), because the operation had reached a state of statutory bankruptcy.  In early April, 2011, the court appointed trustee determined it was not feasible to continue to operate Eltmann and thus sold the production assets to a non-affiliated manufacturing company.  With the completion of this sale, we were required to write-off all assets and liabilities of the subsidiary.  The deconsolidation resulted in the recording of a non-operating after-tax gain of $0.8 million in the first quarter.  We do not expect any further significant impact on the consolidated financial statements.   As stated previously, we are not aware of any significant disruption of normal product flow to our customers that were served by Eltmann prior to the bankruptcy filing.  Furthermore, we have capacity within our remaining global operations to absorb demand for products that were manufactured at this facility.”

Roderick R. Baty, Chairman and Chief Executive Officer commented, “We are pleased with the continued strong customer demand for our products across all of our business units.  Levels of customer orders and our forecasts continue to reflect solid incremental revenue growth over 2010.  Although we anticipate this strong demand will continue throughout 2011, we will continue to monitor the effect of the natural disaster in Japan on global manufacturing as well as the volatility of oil prices and the potential impact on consumer spending.  To date, we have not seen any adverse effect on revenues for our expected second quarter revenues.  Further, assuming this strong rate of demand continues, we now expect our revenues for the 2011 total year to be in the range of $420 million to $425 million.”

“First quarter revenues and earnings for our Metal Bearing Components and Plastic and Rubber business units are well ahead of the fourth quarter levels of 2010, and our total revenues and earnings are running ahead of our expectations. However, above normal start-up costs at Whirlaway adversely affected our profitability in the first quarter resulting in a loss of $2.2 million for this operation. We have significantly reduced the rate of these start-up costs incrementally month over month and expect to have the majority of these issues resolved by the end of the second quarter, returning Whirlaway to profitability in the last half of 2011. Given the overall strength of our core bearing components business and the reduction in start-up costs for the second quarter from Whirlaway, we expect second quarter net income and EPS to be significantly ahead of first quarter results and in line with consensus estimates for the quarter.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $365 million in 2010.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Financial Tables Follow

NN, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)
                                                                                                                                                                                  Three Months Ended
                                                                                                                                                                                        March 31,
	2011	2010

Net sales	$111,307	$85,340
Cost of goods sold (exclusive of depreciation shown separately below)	90,299	68,916
Selling, general and administrative	7,966	7,890
Depreciation and amortization	4,035	6,120
(Gain) loss on disposal of assets	(1)	1
Gain from deconsolidation of bankrupt facility	(209)	--
Restructuring and impairment charges	--	569
Income from operations	9,217	1,844

Interest expense	1,224	1,728
Reduction of unamortized debt cost	--	130
Other (income) expense, net	1,036	(1,188)
Income before provision for income taxes	6,957	1,174
Provision for income taxes	1,450	949

Net income	$5,507	$225

Diluted income per common share	$0.33	$0.01

Weighted average diluted shares	16,910	16,405

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Current Assets:
Cash	$4,572	$5,556
Accounts receivable, net	84,207	63,331
Inventories, net	41,222	41,882
Other current assets	6,977	4,901
Total current assets	$136,978	$115,670

Property, plant and equipment, net	120,812	118,488
Goodwill, net	9,110	8,396
Other assets	6,273	6,001
Total assets	$273,173	$248,555

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$54,134	$55,549
Accrued salaries, wages and benefits	12,082	13,548
Current maturities of long-term debt	7,407	5,714
Other current liabilities	8,264	8,776
Total current liabilities	81,887	83,587

Non-current deferred tax liabilities	4,296	3,954
Long-term debt, net of current portion	84,843	67,643
Other non-current liabilities	10,316	15,264
Total liabilities	181,342	170,448

Total stockholders’ equity	91,831	78,107

Total liabilities and stockholders’ equity	$273,173	$248,555

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended March 31, 2011
	In Thousands	Diluted Earnings Per share
Net Income	$5,507	$0.33
After-tax gain from deconsolidation of bankrupt subsidiary	(840)	(0.05)
After-tax foreign currency loss on intercompany loans	851	0.05
Net from normal operations	$5,518	$0.33

	Three Months Ended March 31, 2010
	In Thousands	Diluted Earnings Per share
Net Income	$225	$0.01
After-tax cost of stock grants	1,100	0.07
After-tax accelerated depreciation for assets to be taken out of service	1,000	0.06
After-tax foreign currency gain on intercompany loans	(910)	(0.06)
After-tax benefit of labor cost adjustments	(641)	(0.04)
After-tax severance cost for plant closing	533	0.03
Net income from normal operations	$1,307	$0.08

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items.  The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance.  Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.